Exhibit 10.4

January 9, 2021

Enviro Therapeutics, Inc.

2355 Westwood Blvd., #139

Los Angeles, CA 90064

Attention: Neil Bhowmick, Ph.D., CEO

Re:	Exclusive Option Agreement - Amendment (Sensitization of Tumors to Therapies Through Endoglin Antagonism)

Dear Dr. Bhowmick:

Upon execution by you, this letter will serve as the Amendment (“Amendment”) to the Exclusive Option Agreement entered on March 16, 2020 (“Agreement”), by and between Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (“CSMC”), and Enviro Therapeutics, Inc. (“Licensee”) for the above-referenced technology.

The parties to the Agreement hereby agree as follows:

1. The parties agree to extend the 9-month option term set forth in Section 4 of the Agreement for an additional six (6) month period, which will end on June 15, 2021. In consideration thereof, Licensee agrees to pay to CSMC a non-refundable extension fee of One Thousand Dollars ($1,000.00) (“Extension Fee”), payable in cash, no later than thirty (30) days after the execution of this Agreement. The Extension Fee may be credited against any license fees payable under the Exclusive License in the event that the Parties enter into the Exclusive License.

2. The terms and conditions of the Agreement shall remain in full force and effect as modified by this Amendment, and this Amendment shall be deemed a part of the Agreement. In the event of a conflict between a provision of this Amendment and a provision of the Agreement, this Amendment shall govern.

If this Amendment to the Agreement is acceptable to you, please return a signed copy of it to Cedars-Sinai Medical Center, 8700 Beverly Blvd., Los Angeles, California 90048, at your earliest convenience.

Sincerely yours,

CEDARS-SINAI MEDICAL CENTER

/s/ James D. Laur, JD
James D. Laur, JD
Vice President, Intellectual Property

ACKNOWLEDGED AND AGREED TO
As of the date first set forth above

ENVIRO THERAPEUTICS, INC.	Approved

/s/ Neil Bhowmick, Ph.D.	Technology Ventures
Neil Bhowmick, Ph.D.
CEO	PC